News

Contact:  Kristen Kinley
          313-390-1759



IMMEDIATE RELEASE


FORD COMPLETES $5.7 BILLION
VALUE ENHANCEMENT PLAN


DEARBORN, Mich., August 7, 2000 - Ford Motor Company [NYSE: F] confirmed today that $5.7 billion in cash will be distributed to its shareholders through the company's Value Enhancement Plan (VEP). The total number of new Ford common and Class B shares outstanding will be 1.893 billion.

Under the VEP, Ford shareholders exchanged each of their old Ford common or Class B shares for one new Ford common or Class B share, as the case may be, plus either $20 in cash (Option 1), 0.748 additional new Ford common shares (Option 2), or a combination of $5.17 in cash and 0.555 additional new Ford common shares (Option 3). These amounts were based on the volume weighted average price of Ford stock of $46.7317 for the period July 24-28.

Ford shareholders approved the VEP Aug. 2. The company plans to credit the new Ford stock to shareholder accounts and distribute cash beginning tomorrow. The new Ford Motor Company stock [NYSE: F] has been approved for listing and will be available for regular way trading beginning Aug. 9 on the New York Stock Exchange.
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